                                                                    Exhibit 99.1

                                                         [GRAPHIC APPEARS HERE]

                                                     National Steel Corporation
                                                     4100 Edison Lakes Parkway
                                                     Mishawaka, IN  46545-3440
News Release

Media Contact:                      Tamara J. Freeman
                                    574-273-7558

Analyst/Investor Contact:           William E. McDonough
                                    574-273-7414


                   NATIONAL STEEL REPORTS OCTOBER 2002 RESULTS

     Mishawaka IN, December 3, 2002 - National Steel Corporation filed a Form 8-K on November 26, 2002 for the entities that filed Chapter 11 and reported a net loss for October of $4.0 million. Including all of the entities that did not file Chapter 11, National Steel had a net loss of $4.6 million. The October loss was attributed to higher planned maintenance outages and lower shipments due to seasonal reductions in construction and container market shipments. Average selling prices continued to increase primarily as a result of a better mix of shipments. As indicated in the 10-Q and associated press release, the fourth quarter 2002 is projected at a net loss due to significant maintenance outages and an anticipated deterioration in average selling price.

     For the sixth consecutive month, National Steel generated a positive EBITDA. The EBITDA for October was $12.4 million, which brings the year to date EBITDA to $33.6 million. Additionally, borrowings decreased during the month by $19 million, to $77 million at October 31, 2002. Total liquidity from cash and availability under the Company's DIP credit facility remained strong at $252 million at month-end, as compared to $237 million at September 30, 2002.

     "I am pleased with our cash flow generation and continued strong liquidity, which will fund the planned maintenance outages occurring in the fourth quarter. We made a decision to complete most of our major maintenance outages in the fourth quarter in order to coincide with the automotive market shutdowns and seasonally low market demands," stated Mineo Shimura, chairman and chief executive officer.

     All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-K for the year ended December 31, 2001.

     Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the nation's largest producers of carbon flat-rolled steel products, with annual shipments of approximately six million tons. National Steel Corporation employs approximately 8,200 employees. Please visit the Company's web site at www.nationalsteel.com for more information on the Company and its products and facilities.